Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

November 18, 2019

Roku, Inc.

150 Winchester Circle

Los Gatos, CA 95032

Ladies and Gentlemen:

You have requested our opinion, as counsel to Roku, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 571,459 shares of Class A common stock, $0.0001 par value, of the Company (the “Shares”). We have been advised that the Shares are being issued by the Company pursuant to that certain Agreement and Plan of Merger, dated as of October 22, 2019, by and among the Company, Delaware Acquisition Company, Inc., Dataxu, Inc. and Shareholder Representative Services LLC, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 8, 2019 (together, the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, the Merger Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. In addition, we have assumed that (i) the Company received the consideration for the Shares set forth in the Merger Agreement and the applicable board resolutions authorizing their issuance and (ii) the issuance of the Shares has been registered in the Company’s share registry.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

November 18, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com